Exhibit 10.5

MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) made this 2d day of April, 2004 by and between and AT&T Corp., a corporation organized under the laws of the State of New York, having an address at 55 Corporate Drive, Bridgewater, New Jersey 08807 (“Assignor”), and MACK-CALI REALTY CORPORATION, a Maryland corporation, having an address at 11 Commerce Drive, Cranford, New Jersey 07016 (“Assignee”).

In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Section 1.              Agreement.

(a)  Leases. Assignor is the tenant under each of the following leases except for the Teleport Lease in which case Assignor’s wholly owned subsidiary is the tenant (collectively, the “Leases”):

(i)            Net Lease Agreement dated January 18, 1996 by and between Connecticut General Life Insurance Company (predecessor to Glenborough Properties LP), as landlord and Assignor, as tenant, as said Net Lease Agreement has been amended by a First Amendment to Lease dated January 18, 1996 (collectively, the “15 Vreeland Lease”) for premises located at 15 Vreeland Road, Florham Park, New Jersey (the “15 Vreeland Property”);

(ii)           Lease Agreement dated May 31, 1988 originally between The Rechler Partnership as subsequently assigned to 290 Davidson, L.L.C. and AT&T Resource Management Corporation as subsequently assigned to AT&T Credit Holdings Inc. as further subsequently assigned to Assignor, as amended by the First Amendment to Lease Agreement dated April 17, 1998 and Consent to Assignment dated July 10, 1998 (collectively, the “290 Davidson Lease”) for premises commonly known as 290 Davidson Avenue, Somerset, New Jersey (the “290 Davidson Property”);

(iii)          Office Lease dated December 23, 1998 with Assignor, as tenant and TR Koll Florham Park Corp., as subsequently assigned to Thirty Vreeland Associates, L.L.C., as landlord, as amended by that certain Confirmation of Commencement Agreement dated July 8, 1998, that certain First Amendment to Office Lease dated October 15, 1999, that certain Confirmation of Commencement Agreement dated October 25, 1999, that certain Amendment to Office Lease and Settlement Agreement dated August 8, 2002 and that certain Partial Recapture Agreement dated October 28, 2003 (collectively, the “30A Vreeland Lease”) for a portion of the premises located at 30A Vreeland Road, Florham Park, New Jersey (the “30A Vreeland Property”);

(iv)          Office Lease dated June 9, 1997 by and between Thirty Vreeland Associates, L.L.C., successor in interest to TR Koll Florham Park Corp., as landlord and Assignor, as tenant, as said Office Lease has been amended by an Amendment to Office Leases and Settlement Agreement dated August 8, 2002 (collectively, the “30B Vreeland Lease”) for premises located at 30 B Vreeland Road, Florham Park, New Jersey (the “30B Vreeland Property”);

(v)           Agreement of Lease dated August 19, 1996 by and between South Brunswick Investors, L.P., as landlord, and Assignor, as successor in interest to Teleport Communications Group, Inc., as tenant, as said Agreement of Lease has been amended by a First Amendment to Agreement of Lease dated September 25, 2002 and a Second Amendment to Agreement of Lease dated January 7, 2004 (collectively, the “437 Ridge Lease”) for premises located at 437 Ridge Road, Dayton, New Jersey (the “437 Ridge Property”); and

(vi)          Agreement of Lease dated November 10, 1987 with Teleport Associates, as landlord and Teleport Communications Group, Inc. (f/k/a Teleport Communications Group), as tenant, as amended by an Agreement dated September 26, 1989, as amended by a Second Amendment to Lease dated September 4, 1992, as amended by a Third Amendment to Lease dated September 14, 1992, as amended by a Fourth Amendment to Lease dated January 5, 1994, as modified by a Consent Agreement dated January 5, 1994, as amended by a Commencement Date Agreement dated November 4, 1994, as amended by a Fifth Amendment to Lease dated May 5, 1995, as a modified by a Consent Agreement dated May 5, 1995, as amended by a Sixth Amendment to Lease dated May 28, 1998 and as amended by a Seventh Amendment to Lease dated June 29, 1998 (collectively, the “Teleport Lease”) for premises commonly referred to as Teleport I and Teleport II, Staten Island, New York (the “Teleport Property”).  The Teleport Property, the 437 Ridge Property, the 30B Vreeland Property, the 30A Vreeland Property, the 290 Davidson Property and the 15 Vreeland Property are referred to collectively as the “Properties”.

(b)           Assignment. Assignor hereby agrees to assign its entire right, title and interest in the Leases to Assignee as of the Closing Date (as hereinafter defined) subject to the terms and conditions of this Agreement, including, without limitation, Assignor’s rights with respect to an unused allowance for tenant improvements under the 30A Vreeland Lease and the 30B Vreeland Lease (the “Unused TI Allowance”).  With respect to Teleport Lease, Assignor agrees to cause Teleport Communications Group, Inc. (“TCG”), Assignor’s wholly owned subsidiary, to assign its entire right, title and interest in the Teleport Lease to Assignee as of the Closing Date subject to the terms and conditions of this Agreement.  Assignor hereby agrees to be personally liable to Assignee for the performance of the indemnity obligations of TCG contained in its assignment to Assignee, which agreement shall survive the Closing.

(c)           Assumption. Assignee hereby agrees to assume the performance of all rental obligations accruing under the Leases after the Closing Date, and all of the other terms, covenants and conditions of the Leases as of the Closing Date (as hereinafter defined) to the extent arising after the Closing Date, all with full force and effect as to obligations arising after the Closing Date as if the Assignee had signed the lease originally as tenant named therein, subject to the terms and conditions of this Agreement.   Assignee hereby agrees that the obligations herein assumed by the Assignee shall inure jointly and severally to the landlord named in the Lease (the “Prime Landlord”), and to the Assignor herein.  This assumption by Assignee includes any obligation to remove any alterations and restore the leased premises in connection with such removal, pursuant to the provisions of any of the Leases.  Assignor represents and warrants to Assignee that Jack Colasurdo, Global Real Estate Manager, has no knowledge of any restoration obligation under any of the Leases, except as may be expressly required by the terms thereof, and to his knowledge, Assignor has received no notice from a Prime Landlord of any restoration obligation.  Assignor represents that Jack Colasurdo is the most likely employee or agent of Assignor to have such knowledge.  As to all rental obligations accruing under the Leases prior to the Closing Date, and all other obligations arising under the Leases prior to the Closing Date, Assignor shall remain solely liable.  This Paragraph shall survive Closing.

(d)           Closing Date. For purposes of this Agreement, the term “Closing Date” shall have the same meaning ascribed to such term in Article X of the 30 Knightsbridge Contract and Kemble Plaza II Contract which are defined in Section 2(c) of this Agreement.

(e)           Assignment and Assumption Agreement. On the Closing Date and subject to the satisfaction of each of the conditions set forth in Section 2 of this Agreement, the parties shall execute and deliver the following documents (collectively, the “Assignment and Assumption Agreements”):

(i)            Assignment and Assumption of Lease with respect to the 15 Vreeland Property which shall be in the form attached hereto as Exhibit A;

(ii)           Assignment and Assumption of Lease with respect to the 290 Davidson Property which shall be in the form attached hereto as Exhibit B;

(iii)          Assignment and Assumption of Lease, Sublease and Consent Agreement with respect to the 30A Vreeland Property which shall be in the form attached hereto as Exhibit C;

(iv)          Assignment and Assumption of Lease with respect to the 30B Vreeland Property which shall be in the form attached hereto as Exhibit D;

(v)           Assignment and Assumption of Lease with respect to the 437 Ridge Property which shall be in the form attached hereto as Exhibit E;

(vi)          Assignment and Assumption of Lease with respect to the Teleport Property, which shall be executed by Assignor’s wholly owned subsidiary, Teleport Communications Group, Inc. as assignor, and which shall be in the form attached hereto as Exhibit F;

(vii)         Assignment and Assumption of any sublease with respect to any of the Properties executed by Assignor between the date hereof and the Closing Date, in substantially the form attached hereto as Exhibit C, with appropriate modifications, as necessary;

(viii)        A duly executed certificate of an Assistant Secretary of Assignor, certifying that the signatory to the documents being executed and delivered by Assignor is authorized to sign said documents on behalf of Assignor;

(ix)           A duly executed certificate of corporate resolution of Assignee, authorizing the subject transaction;

(x)            Certificate confirming the continued accuracy of Assignor’s representations hereunder;

(xi)           Certificate confirming the continued accuracy of Assignee’s representations hereunder; and

(xii)          A closing statement with pro-rations of income and expense with respect to the Properties.

(xiii)         the parties shall execute a sublease pursuant to which Assignee subleases to Assignor a portion of the 290 Davidson Property for a term of one year and which sublease shall be in the form of sublease approved by the parties and attached hereto as Exhibit I; and

(xiv)        the parties shall execute a sublease pursuant to which Assignee subleases to Assignor the 15 Vreeland Property for a term of ninety (90) days, and which sublease shall be in the form of sublease approved by the parties and attached hereto as Exhibit J.

(f)            Security Deposit for 30A Vreeland Property. On the Closing Date and upon execution of the Assignment and Assumption of Lease, Sublease and Consent Agreement with respect to the 30A Vreeland Property, Assignor shall transfer to Assignee the security deposit posted by The Louis Berger Group, Inc. in connection with that certain Sublease dated September 23, 2003 between Assignor, as sublandlord and The Louis Berger Group, Inc., as subtenant, as supplemented by that certain Sublease Consent and Nondisturbance Agreement dated October 17, 2003 by and among Landlord, Assignor and Subtenant (collectively, the “Louis Berger Sublease”) for a portion of the 30A Vreeland Property.  Assignor agrees, promptly upon execution and delivery of this Agreement by both parties, to send to The Louis Berger Group, Inc. the estoppel certificate attached hereto as Exhibit K and to diligently seek and make commercially reasonable efforts to obtain the execution of such certificate by The Louis Berger Group, Inc; provided, however, that the obtaining of such estoppel certificate from The Louis Berger Group, Inc. shall not be a precondition to the Closing.

(g)           Subleases Prior to Closing Date.

(i)            In the event Assignor subleases any of the properties which are the subject of the Leases after the Effective Date and prior to the Closing Date, not including the Louis Berger Sublease, Assignor and Assignee shall share any Net Revenues (as hereinafter defined) if, as and when received by Assignor (or after Closing, if, as and when received by Assignee) in connection with any subletting in a ratio of fifty percent (50%) to Assignor and fifty percent (50%) to Assignee.  Assignor agrees not to enter into any subleases prior to the Closing Date without the prior written consent of Assignee, which shall not be unreasonably withheld.

(ii)           “Net Revenues” shall mean in the aggregate of all rents, additional charges, or other consideration payable under a sublease to Assignee by the subtenant less (1) any tenant improvement allowances; (2) leasing commissions due and owing to a real estate brokerage firm; (3) other customary and reasonable concessions, costs and fees incurred by Tenant in connection with the subleasing.  Assignee shall be solely responsible for any fee splitting obligations to a Prime Landlord for any subleases under any of the Leases, but any such obligation shall be a deductible cost in computing Net Revenues.

(h)           Subleases After Closing Date.  In the event Assignee subleases any of the Teleport Property after the Closing Date, Assignor and Assignee shall share any Net Revenues if, as and when received by Assignee in connection with any subletting through December 31, 2008 in a ratio of forty percent (40%) to Assignor and sixty percent (60%) to Assignee which shall be payable by Assignee immediately upon receipt thereof.  All other revenues from subleases entered into by Assignee after Closing shall be for the sole benefit of Assignee.

(i)            Pro-Rations.  At Closing, items of income and expense, such as rents, shall be adjusted between the parties as of the Closing Date, including the rent under the Louis Berger Group, Inc Sublease.

(j)            Lack of Landlord Approval.  (i)  If, as of the Closing Date, Assignor has not received the consent of a particular Prime Landlord to the assignment of its lease, or if such Prime Landlord refuses to consent to the assignment, the Closing shall proceed as to the remaining Properties, and, on and after the Closing Date until such landlord consent is received, Assignee agrees that it shall reimburse Assignor, within thirty (30) days after receipt of an invoice, for all reasonable out-of-pocket expenses incurred by Assignor with respect to the particular lease to the extent arising and attributable to the period after Closing, including all rental payments and other expenses with respect to such lease to the extent accruing after the Closing Date, and Assignee agrees to indemnify, defend and hold harmless Assignor against any other liability under such lease arising after the Closing Date, including a claim by the Prime Landlord that this agreement constitutes a default under the particular lease, provided (x) Assignor, within fifteen (15) days after its receipt of same, pays to Assignee any sublease rents or other income derived from such leasehold with respect to the period after the Closing Date, (y) Assignor does not commit any other default under the particular lease, and (z) Assignor follows Assignee’s lawful written directions with respect to the use and operation of the leased premises, including, without limitation, a request to the Prime Landlord for consent to an assignment or sublease desired by Assignee and the execution of the appropriate documentation to effectuate such transaction.  Assignee shall also reimburse Assignor for Assignor’s reasonable out-of-pocket expenses in complying with the directions of Assignee, and Assignee’s indemnity obligations shall apply to any such assignment or sublease into which Assignor enters.  If the Prime Landlord ultimately consents to the assignment from Assignor to Assignee, the parties shall execute and deliver the appropriate assignment document.

(ii)           Notwithstanding the foregoing, if a Prime Landlord recaptures a Property pursuant to its Lease, such property shall be removed from this Agreement and the Purchase Prices under the 30 Knightsbridge Contract and the Kemble Plaza II Contract (as hereafter defined), shall each be increased by fifty percent (50%) of the present value of the base or fixed rent which will no longer be payable under the recaptured Lease for the balance of its existing term.  The present value of such future rent payments shall be calculated by using a discount figure of nine percent (9%).

(k)           Contracts.  Assignor agrees that all written service contracts and agreements with respect to the Properties (collectively, “Contracts”), other than the agreements covered by the Assignment and Assumption Agreements, shall be terminated as of the Closing and Assignee shall have no liability thereunder.  Assignor agrees to indemnify, defend and hold Assignee harmless from any claim or liability arising out of the Contracts.  This obligations shall survive Closing.

(l)            Obligations:  Assignor agrees that, between the date hereof and the Closing, it will comply with all of its obligations under the agreements covered by the Assignment and Assumption Agreements.

(m)          Assignor agrees, promptly upon execution and delivery of this Agreement by both parties, to send to each of the Prime Landlords an estoppel certificate substantially in all of the forms attached hereto as Exhibit L and to diligently seek and make commercially reasonable efforts to obtain the execution of such certificate by each Prime Landlord; provided, however, that the obtaining of such estoppel certificates from the Prime Landlords shall not be a precondition to the Closing.

(n)           At Closing, Assignor shall deliver possession of the Properties to Assignee, vacant (except for such furniture as Assignee has elected to keep) and broom clean, subject only to (i) the Subleases, and (ii) the subleases from Assignee to Assignor pursuant to this Agreement.

(o)           Assignee shall not have, and there is excluded from the Assignment of the Leases, the right to renew any of the Leases beyond their existing terms, unless Assignee secures from the particular Prime Landlord a full and complete release of Assignor from all liability under such Lease with respect to the renewal term or terms.  The foregoing shall not affect the right of Assignee to enter into a new lease on its own of any Property.

Section 2.              Indivisible Economic Package and Contingencies.

(a)           Indivisible Economic Package.  Except as provided above, Assignee has no right to assume, and Assignor has no obligation to assign, less than all of the Leases, it being the express agreement and understanding of Assignee and Assignor that, as a material inducement to Assignor and Assignee to enter into this Agreement, Assignee has agreed to assume, and Assignor has agreed to assign, all of the Leases, subject to and in accordance with the terms and conditions hereof.

(b)           Prime Landlord Consent Contingency.  Except as provided in Section 1, above, this Agreement and the obligations of the parties hereunder are expressly conditioned upon Assignor’s obtaining the prior written consent of the Prime Landlord of each of the Leases, if such written consent is required under the Leases, which consent requests shall be in the form attached hereto as Exhibit G, as well as the failure of any Prime Landlord to exercise any recapture rights contained in the Leases.  Assignor agrees to diligently seek and make commercially reasonable efforts to obtain such consents. Upon request by Assignor, Assignee shall use commercially reasonable efforts to assist Assignor in obtaining the required consents from the Prime Landlords. Assignee shall promptly deliver to Assignor any information requested by each Prime Landlord (in connection with the Prime Landlord’s approval of the applicable assignment and assumption agreement) with respect to the nature and operation of Assignee’s business and/or the financial condition of Assignee and shall promptly execute any consent documents or amendments reasonably requested by the Prime Landlord provided same shall not require Assignee to pay any consideration to the Prime Landlord.

(c)           Additional Contingencies. This Agreement and the obligations of the parties hereunder are further expressly contingent upon the satisfaction of the following conditions which must occur contemporaneously on the Closing Date:

(i)            the parties shall close title to real property located at 30 Knightsbridge, Piscataway, New Jersey (the “30 Knightsbridge Property”) whereby Assignor shall sell and Assignee shall purchase said real property, and Assignee shall lease-back a portion of the property to Assignor, in accordance with the terms and conditions of that certain Agreement of Purchase and Sale (the “30 Knightsbridge Contract”) agreed to by the parties and executed contemporaneously with this Agreement;

(ii)           the parties shall close title to real property located at Kemble Plaza II, 412 Mt. Kemble Avenue, Morris Township, New Jersey and that certain parcel containing approximately 25 acres commonly known as Lot 15, Block 23.02 (collectively, the “Kemble Plaza II Property”) whereby Assignor shall sell and Assignee shall purchase said real property, and Assignee shall lease-back the property to Assignor, in accordance with the terms and conditions of that certain Agreement of Purchase and Sale (the “Kemble Plaza II Contract”) agreed to by the parties and executed contemporaneously with this Agreement;

(iii)          the parties shall execute a lease amendment pursuant to which Assignor shall extend its lease for a ten year term with respect to real property located at Kemble Plaza I, 340 Mt. Kemble Avenue, Morris Township, New Jersey (the “Kemble Plaza I Property”) which lease amendment shall be in the form of lease amendment approved by the parties and attached hereto as Exhibit H;

(iv)          Assignee’s obligation to close this transaction shall be subject to its evaluation of the Properties and the Leases.  Assignee’s rights and obligations with respect to this evaluation shall be identical to those contained in Article V of the 30 Knightsbridge Contract and the Kemble Plaza II Contract, which article is incorporated herein by reference.  Assignee shall have the right to terminate this Agreement to the same extent as provided in said Article V and will lose such right if it is not exercised within the Evaluation Period, as defined therein; and

(v)           All of the Leases must remain in full force and effect as of the Closing, and nothing shall have occurred, such as casualty or condemnation, which, upon notice or the passage of time, or both, would result in the termination of a Lease.; provided, however, that Assignee shall have the right to keep the agreement in force with respect to the other Properties by agreeing to make to Assignor the payment described in Section 1(j)(ii) with respect to the terminated Lease.

(d)           Termination.  Except as provided in Section 1, above, in the event any of the contingencies set forth in Section 2(b) and Section 2(c) (the “Section 2 Contingencies”) are not satisfied as of the Closing Date, either party shall have the right to terminate this Agreement.

Section 3.              Assignor Representations and Warranties.  Assignor represents and warrants to Assignee the following, all of which shall be reaffirmed by Assignor as true, accurate and complete on the Closing Date:

(a)           Status. Assignor is a corporation, duly organized and validly existing and in good standing under the laws of the State of New York and authorized to do business in the State of New Jersey.

(b)           Authority.  The execution and delivery of this Agreement and all other documents now or hereafter to be executed and delivered by Assignor pursuant to this Agreement (collectively, the “Assignor Documents”) and the performance of Assignor’ obligations hereunder and under the Assignor Documents have been duly authorized by all necessary action on the part of Assignor, and this Agreement constitutes, and the Assignor Documents will constitute, the legal, valid and binding obligation of Assignor, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles.  The person signing this Agreement on behalf of Assignor has been duly authorized to sign and deliver this Agreement on behalf thereof.

(c)           Non-Contravention.  The execution and delivery of this Agreement and the Assignor Documents by Assignor and the consummation by Assignor of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Assignor, (ii)  conflict with, result in a breach of, or constitute a default under the organizational documents of Assignor, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Assignor is a party or by which it is bound, or (iv) provided the consents of the Prime Landlords are obtained, violate any lease or other material agreement or instrument to which Assignor is a party or by which it is bound.

(d)           Consents.  Other than the consents of the Prime Landlords, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement and the Assignor Documents by Assignor or the performance by Assignor of the transactions contemplated hereby.

(e)           Assignor’s Interest.  Assignor has good title to the leasehold estates created by the Leases, other than the Teleport Lease (the “Assignor Leasehold Estates”) and the subleases affecting the Assignor Leasehold Estates (the “Assignor Subleases”) and has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of the Assignor Leasehold Estates or the Assignor Subleases any portion thereof or interest therein or granted any option to any person or entity to acquire the Assignor Leasehold Estates.  The Assignor Leasehold Estates and the Assignor Subleases are free and clear of all liens, encumbrances, liabilities, claims, exceptions, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same.

(f)            Teleport Status. Teleport is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, and authorized to transact business in the State of New York.

(g)           Teleport Authority.  The execution and delivery of all other documents now or hereafter to be executed and delivered by Teleport pursuant to this Agreement (collectively, the “Teleport Documents”) and the performance of Teleport’s obligations hereunder and under the Teleport Documents have been duly authorized by all necessary action on the part of Teleport, and this Agreement constitutes, and the Teleport Documents will constitute, the legal, valid and binding obligation of Teleport, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles.

(h)           Non-Contravention Regarding Teleport.  The execution and delivery of this Agreement and the Teleport Documents by Teleport and the consummation by Teleport of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Teleport, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Teleport, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Teleport is a party or by which it is bound, or (iv) provided the Approvals are obtained, violate any lease or other material agreement or instrument to which Teleport is a party or by which it is bound.

(i)            Teleport Consents.  Subject to receipt of the Landlord Consents, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of the Teleport Documents by Teleport or the performance by Teleport of the transactions contemplated hereby

(j)            Teleport Leasehold Estate.  Teleport has good title to the leasehold estate created by the Teleport Lease (the “Teleport Leasehold Estate”; and collectively with the Assignor Leasehold Estates, the “Leasehold Estates”) and any sublease affecting the Teleport Leasehold Estate, if any (a “Teleport Sublease”) and has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of the Teleport Leasehold Estate or any Teleport Sublease, or any portion thereof or interest therein or granted any option to any person or entity to acquire such Leasehold Estate or Teleport Sublease.  The Teleport Leasehold Estate and any Teleport Sublease is free and clear of all liens, encumbrances, liabilities, claims, exceptions, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same.

(k)           Non-Contravention.  The consummation of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority having jurisdiction over the Properties, the Leasehold Estates, the Teleport Subleases or the Assignor Subleases (collectively, the “Subleases”).

(l)            Suits and Proceedings.  Except as listed in Schedule 1.1(r)(i), there are no legal actions, suits, arbitrations, administrative proceedings or similar proceedings pending and served, or, to Assignor’s knowledge, threatened in writing against or affecting the Leasehold Estates, the Subleases or the Properties which if adversely determined, would materially and adversely affect the value of the Leasehold Estates (or the continued operations thereof).

(m)          Leases/Tenants.

(i)            The documents evidencing the Leases and the Louis Berger Sublease previously provided to Assignee are, in all material respects, true, accurate and complete copies of the Leases and the Louis Berger Sublease, including all amendments thereto, and represent all such documents in Seller’s possession.  There are no material omissions of relevant documents.

(ii)           Neither Assignor nor Teleport (the “Assignor Parties”) is in monetary default under any Lease or Sublease, nor have they received a notice of default under any of the Leases or the Subleases.  To Assignor’s knowledge, the landlords under the Leases are not in default under the Leases, the subtenants under the Subleases are not in default under the Subleases, and no event has occurred which with the passage of time, or the giving of notice, or both, would constitute a default by any of such parties under the applicable Leases or Subleases.

(n)           Financial Matters.  Attached hereto as Schedule 3(n) is a schedule of operating costs for each Property for the prior calendar year (i.e., rent, additional rent, taxes, utilities, property maintenance and operating cost), which, to the knowledge of Assignor, is true, accurate and complete in all material respects.

(o)           Licenses, Permits and Violations. Neither of the Assignor Parties has received written notice that any license, certificate or permit with respect to the Properties has been or is threatened to be revoked, nor have they received written notice of any violation of law or code with respect to any of the Properties, including, without limitation, a notice of violation for failure to possess a legally required license, certificate or permit.

(p)           Leasing Commission Agreements.  There are no commissions owing with respect to any of the Subleases (or by the tenant under any of the Leases) and there are no existing leasing commission or brokerage agreements affecting the Leasehold Estates or the Subleases, which would be binding upon Assignee as a result of the Closing of the assignments contemplated by this Agreement, or as a result of any future assignments or subleases effected by Assignee.

(q)           Condemnation.  None of the Assignor Parties has received notice of any pending or contemplated condemnation or eminent domain proceedings affecting the Leasehold Estates or the Properties, and to Assignor’s knowledge, there is no:  (i) pending or contemplated annexation or condemnation proceeding affecting, or which may affect, all or any portion of the Leasehold Estates or the Properties; or (ii) proposed change in road patterns or grades which may adversely affect access to any roads providing a means of ingress to or egress from the Leasehold Estates or the Properties.

(r)            Real Property Taxes.  To the knowledge of the Assignor Parties, none of the Properties is presently subject to a tax abatement or other agreement reducing the real property taxes payable.  Neither of the Assignor Parties has filed a tax appeal which is presently pending with respect to any of the Properties.

(s)           Assessments.  Assignor has no knowledge of any assessments, confirmed or unconfirmed, affecting any of the Properties.

(t)            ISRA.   Assignor’s SIC Code is 4813, which presently excludes the Properties from the definition of an “industrial establishment” as defined in the Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq.

(u)           Parking Lease.  The parking lease with respect to the 290 Davidson Property, between Assignor and the Prime Landlord, has expired by its terms.

(v)           Unused TI Allowance.  Assignor has not drawn down any part of the Unused TI Allowance under paragraph 2(b) of the Amendment to Office Lease and Settlement Agreement dated August 8, 2002, comprising a part of the 30A Vreeland Lease and the 30B Vreeland Lease.

The representations and warranties made by Assignor in this Section 3 and elsewhere in this Agreement are true and correct as of the date of this Agreement, shall be true and correct and deemed repeated as of the Closing, and shall survive the Closing for a period of one year, except for the representation in Paragraph 1(c) with regard to restoration obligations which shall survive as to any Lease until one hundred eighty (180) days after the expiration of such Lease, unless specifically declared in this Agreements as not surviving Closing.

Section 4.              Assignee Representations and Warranties.  Assignee represents and warrants to Assignor the following, all of which shall be reaffirmed by Assignee as true, accurate and complete on the Closing Date:

(a)           Status. Assignee is a corporation, duly organized and validly existing and in good standing under the laws of the State of Maryland and authorized to do business in the State of New Jersey.

(b)           Authority.  As of the Closing Date, the execution and delivery of this Agreement and all other documents now or hereafter to be executed and delivered by Assignee pursuant to this Agreement (collectively, the “Assignee Documents”) and the performance of Assignee’s obligations hereunder and under the Assignee Documents will have been duly authorized by all necessary action on the part of Assignee, and this Agreement will constitute, and the Assignee Documents will constitute, the legal, valid and binding obligation of Assignee, enforceable in accordance with their terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles.  The person signing this Agreement on behalf of Assignee will have been duly authorized to sign and deliver this Agreement on behalf thereof.

(c)           Non-Contravention.  The execution and delivery of this Agreement and the Assignee Documents by Assignee and the consummation by Assignee of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority having jurisdiction over Assignee, (ii)  conflict with, result in a breach of, or constitute a default under the organizational documents of Assignee, (iii) violate any note or other evidence of indebtedness, any mortgage, deed of trust or indenture to which Assignee is a party or by which it is bound, or (iv) provided the consents of the Prime Landlords are obtained, violate any lease or other material agreement or instrument to which Assignee is a party or by which it is bound.

(d)           Consents.  Other than the consents of the Prime Landlords, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement and the Assignee Documents by Assignee or the performance by Assignee of the transactions contemplated hereby.

(e)           Suits and Proceedings.  Except as listed in Schedule 4(e), there are no legal actions, suits, arbitrations, administrative proceedings or similar proceedings pending and served, or, to Assignee’s knowledge, threatened in writing against or affecting Assignee which if adversely determined, would materially and adversely affect the performance by Assignee of its obligations hereunder.

The representations and warranties made by Assignee in this Section 4 and elsewhere in this Agreement are true and correct as of the date of this Agreement, shall be true and correct and deemed repeated as of the Closing, and shall survive the Closing for a period of one years, unless specifically declared in this Agreements as not surviving Closing.

Section 5.              Guaranty and Indemnification.

(a)           In the event any of the Leases are assigned to a Permitted Assignee (as defined in Section 7(b) of this Agreement), Assignee unconditionally guarantees to Assignor the full and punctual performance and observance of all of the terms, covenants and conditions in the Leases on the part of the Permitted Assignee to be kept, performed or observed.

(b)           The liability of Assignee hereunder shall in no way be affected by (i) the release or discharge of the Permitted Assignee in any creditors receivership, bankruptcy or other proceeding, (ii) the impairment, limitation or modification of the liability of the Permitted Assignee or its estate in bankruptcy, or of any remedy for the enforcement of the Permitted Assignee’s said liability under each of the Leases resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other statute or from the decision of any court, (iii) the rejection or disaffirmance of any of the Leases in any such proceedings, (iv) the assignment, sublease or transfer of any of the Leases by Permitted Assignee, (v) any disability or other defense of the Permitted Assignee, or (vi) the cessation from any cause whatsoever of the liability of the Permitted Assignee.

(c)           Notwithstanding any assignment of any of the Leases to a Permitted Assignee, Assignee agrees to indemnify, defend and hold Assignor harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of any of the Leases in connection with events occurring on or after the Closing Date.

Section 6.              Default and Right to Re-enter.

(a)           Assignee agrees to give Assignor immediate notice of any default under the Leases and an opportunity to cure such default within the time period specified for such default in the applicable Lease.  Assignor shall have the right, but not the obligation, to cure any default under the Leases. If Assignor cures such default and is not reimbursed by Assignee for the cost of such cure within five (5) days after written demand or Assignee fails to cure the default within the applicable cure period, Assignor shall be entitled to resume possession of the premises and the subject Lease shall continue as a direct lease between Landlord and Assignor. In such event, Assignor may, without notice, re-enter the leased premises and resume possession of the leased premises either by force or otherwise, and dispossess by summary proceedings or otherwise, Assignee or the Permitted Assignee, as the case may be, and remove their effects and hold the leased premises as if the assignment and assumption of lease with respect to such leased premises had not been made, and Assignee hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. In the event of re-entry by Assignor, Assignor may remove all persons and property from the leased premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Assignee, without notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.  In the event Assignee or the Permitted Assignee, as the case may be, shall not remove its property from the leased premises within ten (10) days after Assignee or Permitted Assignee has vacated the leased premises, then such property shall be deemed abandoned by Assignee or Permitted Assignee and Assignor may dispose of the same without liability to Assignee or Permitted Assignee.

Section 7.              Miscellaneous.

 (a)          Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Assignor:	AT&T Corp.
55 Corporate Drive
Room 32A03
Bridgewater, NJ 08807-1265
Attn: Jack Colasurdo
(908) 658-7747 (tele.)
(908) 658-2191 (fax)

with a copy to:	Lawrence F. Reilly, Esq.
Pitney, Hardin, Kipp & Szuch LLP
200 Campus Drive
Florham Park, New Jersey 07932
(973) 966-6300 (tele.)
(973) 966-1550 (fax)

If to Assignee:	c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016
with separate notices to the attention of:
Mr. Mitchell E. Hersh
(908) 497-2009 (tele.)
(908) 272-0214 (fax)
and
Roger W. Thomas, Esq.
(908) 272-2612 (tele.)
(908) 497-0485 (fax)

with a copy to:	Martin E. Dollinger, Esq.
Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
99 Wood Avenue South
Iselin, New Jersey 08830
732-549-5600 (tele.)
732-549-1881 (fax)

Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. (EST) on a business day (if sent later, then notice shall be deemed given on the next Business Day).  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

(b)           Assignment; Binding Effect.  The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties; provided, however, Assignee may not assign this Agreement or any of Assignee’s rights hereunder to any person or entity other than to a Permitted Assignee (as hereinafter defined).  No permitted assignment of this Agreement shall relieve Assignee from any of its obligations hereunder.  As used herein, a “Permitted Assignee” shall mean an affiliate of Assignee.  As used herein, an “affiliate” shall refer to an entity that is controlled by the same entity that controls Assignee, or is controlled by Assignee or Mack-Cali Realty L.P.  The terms “control” or “controlled by” shall mean ownership of (i) more than fifty percent (50%) of the outstanding voting stock of a corporation (or other equity and control interest if not a corporation), or (ii) the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute, or according to the provisions of a contract.

(c)           Waivers.  No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein.  No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

(d)           Recovery of Certain Fees.  In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the substantially prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom.  For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section 7(d) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

(e)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement.

(f)            Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g)           Entire Agreement.  This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

(h)           Governing Law.  THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES.  ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

(i)            Further Actions.  The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

(j)            Exhibits.  The following sets forth a list of Exhibits to the Agreement:

Exhibit A	Assignment and Assumption of Lease for 15 Vreeland Property
Exhibit B	Assignment and Assumption of Lease for 290 Davidson Property
Exhibit C	Assignment and Assumption of Lease, Sublease and Consent Agreement for 30A Vreeland Property
Exhibit D	Assignment and Assumption of Lease for 30B Vreeland Property
Exhibit E	Assignment and Assumption of Lease for 437 Ridge Property
Exhibit F	Assignment and Assumption of Lease for Teleport Property
Exhibit G	Prime Landlord Request Forms
Exhibit H	Lease Amendment for Kemble Plaza I Property
Exhibit I	Sublease for 290 Davidson Property
Exhibit J	Sublease for 15 Vreeland Property
Exhibit K	Form of Estoppel Certificate for Louis Berger Sublease
Exhibit L	Forms of Estoppel Certificate for Leases

(k)           No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Assignor and Assignee with respect to the Property to be conveyed as contemplated hereby.

(l)            Limitations on Benefits.  It is the explicit intention of Assignee and Assignor that no person or entity other than Assignee and Assignor and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Assignee and Assignor or their respective successors and assigns as permitted hereunder.  Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Assignee and Assignor expressly reject any such intent, construction or interpretation of this Agreement.

(m)          Waiver of Jury Trial.  ASSIGNEE AND ASSIGNOR EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY ASSIGNEE AND ASSIGNOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ASSIGNOR OR ASSIGNEE, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ASSIGNEE OR ASSIGNOR, AS APPLICABLE.

(n)           During the Evaluation Period (or, as to the 15 Vreeland Property and the portion of the 290 Davidson Property which is being subleased to Assignor at closing, forty-five (45) days prior to the expiration of the applicable sublease), Assignee shall determine what furniture in the Properties, if any, it desires to keep at Closing or upon the expiration of any of the subleases from Assignee to Assignor, as applicable.  Any furniture which Assignee does not desire to keep shall be removed from the particular Property by Assignor, either prior to the Closing or upon expiration of any applicable sublease to Assignee.  Any furniture which Assignee desires to keep shall be left in its Property by Assignor, either at Closing or upon the expiration of any applicable sublease to Assignor.  Such furniture shall be transferred in its “as is” condition, by an appropriate bill of sale  This paragraph shall survive Closing.

[SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have respectively executed this Agreement as of the date indicated below.

Date Executed:	ASSIGNOR:

April 2, 2004	AT&T CORP., a New York corporation

	By:	/s/ Debra D. Bell
Name: Debra D. Bell
Title: Global Real Estate Vice President

ASSIGNEE:

April 2, 2004	MACK-CALI REALTY CORPORATION

	By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: Chief Executive Officer